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                                                                    Exhibit 99.3

                TECUMSEH PRODUCTS COMPANY ANNOUNCES BOARD CHANGES

TECUMSEH, Mich., August 13, 2007--Tecumseh Products Company (Nasdaq: TECUA, TECUB) ("Tecumseh" or the "Company") today announced the appointment of three new members to the Company's Board of Directors, and the resignation from the Board, for personal and family health reasons, of director Kevin E. Sheehan.

The Board will have its full complement of seven members when, as previously announced, Edwin L. Buker joins the Company today as Chief Executive Officer and as a director.

Joining the Tecumseh Board effective today, along with Mr. Buker, are:

- William E. Aziz, 52, Managing Partner of BlueTree Advisors, of Oakville, Ontario, a firm founded in 2002 by Mr. Aziz that provides operational, financial and strategic planning advisory services to public and private businesses in all industries. Mr. Aziz also currently serves as the Chief Financial Officer of Hollinger, Inc., a public company listed on the Toronto Stock Exchange, with a subsidiary (SunTimes Media Group, an operator of daily newspapers) listed on the New York Stock Exchange.

- Steven J. Lebowski, 55, an attorney and certified public accountant in Milford, Michigan. Mr. Lebowski is also Vice President and an owner of Architectural Door and Millworks PC, a privately held wholesale distributor of doors based in New Hudson, Michigan.

- Jeffry N. Quinn, 48, Chairman of the Board, President and Chief Executive Officer, and previously Chief Restructuring Officer, of Solutia Inc, of St. Louis, Missouri, a $3.7 billion specialty chemical and materials company. Solutia, which was formerly a unit of Monsanto, has been operating under Chapter 11 bankruptcy protection since late 2003.

David M. Risley, Chairman of the Board of Tecumseh, said: "I'm pleased to welcome Messrs. Aziz, Lebowski and Quinn, as well as Ed Buker, to the Tecumseh Board. These appointments are further steps in providing Tecumseh with the leadership, experience and expertise--at both the Board and management levels--that the Company needs as we continue our efforts to place Tecumseh on a solid strategic, operational and financial footing."

Additional details on the professional backgrounds of Messrs. Aziz, Lebowski and Quinn may be found in the SEC Form 8-K that Tecumseh will file on August 15 and will be available online at http://sec.gov/edgar/searchedgar/companysearch.html.

Also effective today, as part of the previously announced transition to Mr. Buker's role as Chief Executive Officer, James J. Bonsall has assumed a transitional role as Tecumseh's Executive Vice President, reporting to Mr. Buker. Mr. Bonsall previously served as the Company's President and Chief Operating Officer.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provision created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company.



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Forward-looking statements can be identified by the use of terms such as
"expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to i) the outcome of the judicial restructuring of our Brazilian engine manufacturing subsidiary; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity; iv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; v) the ability of the Company to maintain adequate liquidity in total and within each foreign operation; vi) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; viii) weather conditions affecting demand for air conditioners, lawn and garden product, portable power generators and snow throwers; ix) the ultimate cost of resolving environmental and legal matters; x) changes in business conditions and the economy in general in both foreign and domestic markets; xi) potential political and economic factors that could adversely affect anticipated sales and production in Brazil; xii) potential political and economic factors that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xiii) the effect of terrorist activity and armed conflict; xiv) economic trend factors such as housing starts; xv) the effect of any business disruption caused by work stoppages initiated by organized labor unions; xvi) emerging governmental regulations; xvii) increased or unexpected warranty claims; xviii) actions of competitors; xix) our ability to profitably develop, manufacture and sell both new and existing products; and xx) the ongoing financial health of major customers. The forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Teresa Hess
          Director, Investor Relations
          Tecumseh Products Company
          517-423-8455
          teresa.hess@tecumseh.com

          Roy Winnick or Michael Freitag
          Kekst and Company
          212-521-4842 or 4896
          roy-winnick@kekst.com
          michael-freitag@kekst.com

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

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